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                                 EXHIBIT 10 (e)




                       TERMINATION COMPENSATION AGREEMENT


                  THIS AGREEMENT, made and entered into in duplicate as of the 1st day of January, 2000, by and between USG CORPORATION, a Delaware corporation (hereinafter, together with its subsidiaries, collectively referred to as the "Corporation") and _______________ (hereinafter referred to as the "Executive").

                                   WITNESSETH:

                  WHEREAS, the Executive has had extensive experience in the business and affairs of the Corporation and is a valuable member of management; and

                  WHEREAS, the Board of Directors of USG Corporation has determined that it is appropriate to reinforce and encourage the continued attention of members of the management of the Corporation, including the Executive, to their assigned duties without distraction if the possibility should arise of a change in control of the Corporation;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                  1. EMPLOYMENT. During the term of this Agreement, the Executive agrees to remain in the employ of the Corporation except as may be permitted hereunder and to continue to perform the Executive's regular duties as an executive of the Corporation.

                  2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Corporation, as set forth below, and the Executive's employment by the Corporation shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if:



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                         2.1. any "person" (as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of USG Corporation representing twenty percent (20%) or more of the combined voting power of USG Corporation's then outstanding securities, or

                         2.2. during any period of two consecutive years,
individuals who at the beginning of such period constitute the Board of Directors of USG Corporation cease for any reason to constitute at least a majority thereof; or

                         2.3. the Corporation is a party to (i) any
consolidation or merger of USG Corporation in which it is not the continuing or surviving corporation or pursuant to which its shares of common stock would be converted into cash, securities, or other property, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; or

                         2.4. approval by the stockholders of USG Corporation of
any plan or proposal for its liquidation or dissolution.

                  3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a change in control of the Corporation shall have occurred, the Executive, if terminated within three (3) years of any such change in control shall be entitled to the benefits provided in Section 4 hereof, unless such termination is due to the Executive's death, disability, or, except as provided below, retirement, or is by the Corporation for cause, or is by the Executive for other than good reason. It is expressly understood and agreed that each occurrence of any change in control, as defined in Section 2 hereof, shall commence a new three-year period, regardless of the number of such occurrences. For purposes of this Agreement, the following definitions shall apply.

                         3.1. "Disability" shall mean termination because of the
Executive's absence from the Executive's duties with the Corporation on a full-time basis for six (6) consecutive months, as a result of incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence the Executive shall have returned to the full-time performance of the Executive's duties.

                         3.2. "Retirement" shall mean termination in accordance
with the terms of the USG Corporation Retirement Plan (the "Retirement Plan") and the USG Corporation Supplemental Retirement Plan (the

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"Supplemental Plan"), if applicable, as in effect immediately prior to the change in control, under circumstances where the Executive is immediately eligible for retirement benefits. It is understood that eligibility of the Executive for immediate retirement benefits, and any request therefor, does not preclude Executive's receipt of benefits under Section 4 hereof as a result of any termination by the Corporation without cause or by the Executive for good reason.

                         3.3. "Cause" shall mean termination upon (i) the
willful and continued failure by the Executive to substantially perform the Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Chief Executive Officer of the Corporation, which specifically identifies the manner in which it is believed that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Corporation. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Executive a copy of a Notice of Termination from the Chief Executive Officer of the Corporation, after reasonable notice to, and an opportunity for the Executive, together with counsel, to be heard before the Board of Directors of the Corporation, finding that in the good faith opinion of such Board the Executive was guilty of conduct set forth in clauses (i) or (ii) of the first sentence of this Section 3.3 and specifying the particulars thereof in detail.

                         3.4. "Good reason" shall mean termination subsequent to
a change in control of the Corporation based on (i) a diminution in the Executive's normal duties and responsibilities, including, but not limited to, the assignment without the Executive's written consent of any diminished duties and responsibilities which are inconsistent with the Executive's positions, duties, responsibilities and status with the Corporation immediately prior to a change in control, or a change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to the change in control, whether or not resulting from an act of the Corporation or otherwise, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive's employment for disability, retirement, or cause or as a result of the Executive's death or by the Executive other than for good reason; (ii) a reduction by the Corporation in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time; (iii) a failure by the Corporation to continue any



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bonus, incentive or similar plans in which the Executive was entitled to participate immediately prior to the change in control (the "Bonus Plans"), in substantially the same form and substance as in effect at such time, or a failure by the Corporation to continue the Executive as a participant in the Bonus Plans on at least the same basis as the Executive participated at such time in accordance with the Bonus Plans; (iv) the Corporation's requiring the Executive, without the Executive's written consent, to be based anywhere other than within thirty (30) miles of the Executive's office location immediately prior to the change in control, except for required travel on the Corporation's business to an extent substantially consistent with business travel obligations immediately prior to the change in control; (v) the failure by the Corporation to continue in effect any benefit, compensation, or retirement plan, savings plan, stock purchase plan, stock option plan, other equity incentive plan, life insurance plan, health and accident plan, or disability plan in which the Executive was participating at the time of such change (or plans providing the Executive with substantially similar benefits), the taking of any action by the Corporation which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of such change, or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive was then entitled in accordance with the Corporation's normal vacation policy in effect on the date hereof; (vi) the failure by the Corporation to obtain assumption of the obligation to perform this Agreement by any successor as contemplated in Section 6 hereof; (vii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 3.5 below (and, if applicable, Section 3.3 above); and for purposes of this Agreement, no such purported termination shall be effective; or (viii) the failure of the Corporation, within five (5) business days of any change in control, to establish and fund a Rabbi Trust, as required in Section 4.7 below.

                         3.5. Any purported termination by the Corporation
pursuant to Sections 3.1, 3.2, or 3.3 above or by the Executive pursuant to Sections 3.2 or 3.4 above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.



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                         3.6. "Date of Termination" shall mean (i) if the
Executive's employment is terminated for disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period); (ii) if the Executive's employment is terminated for cause, the date specified in the Notice of Termination; and (iii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given. Anything in the immediately preceding sentence to the contrary notwithstanding, "Date of Termination" for purposes of
Section 4.1 below shall mean the date on which any dispute arising under Section 2, this Section 3, or Section 6 of this Agreement is definitively adjudicated, settled, or otherwise resolved.

                  4. CERTAIN BENEFITS UPON TERMINATION. If, after any change in control of the Corporation shall have occurred, as defined in Section 2 above and consistent with Section 3 above, the Executive's employment by the Corporation shall be terminated (i) by the Corporation other than for disability, retirement, or cause or (ii) by the Executive for good reason, then the Executive shall be entitled to the benefits provided below.

                         4.1. The Corporation shall pay the Executive full base
salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus credit for any vacation earned but not taken. The Corporation also shall pay the Executive the amount, if any, of any bonus for a past fiscal year (and pro rata for any portion of the then current fiscal year based solely on position par value), which has not yet been awarded or paid under the Bonus Plans and shall continue in full force and effect through the Date of Termination all stock ownership, purchase, or option plans, benefit or compensation plans, and insurance or disability plans in effect at the time of the change in control, or plans substantially similar thereto.

                         4.2. In lieu of any further salary payments to the
Executive for periods subsequent to the Date of Termination, and subject to
Section 4.3 hereof, the Corporation shall pay as severance pay to the Executive on or before the fifth (5th) day following the Date of Termination a lump sum amount (the "lump sum amount") equal to two and ninety-nine one hundredths (2.99) times the sum of (i) the Executive's then annual base salary, computed at twelve (12) times the Executive's then current monthly pay, and (ii) the Executive's full year bonus for the then current fiscal year, computed based solely on par award opportunity for the applicable fiscal year under the then current Annual Management Incentive Program of the Corporation at the value in effect at the Date of Termination or the date of this


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Agreement, whichever is higher, such lump sum payment to be subject to all applicable federal, state, provincial and local income and FICA taxes, including all required withholding.

                         4.3. The lump sum amount payable to the Executive under
Section 4.2 shall be adjusted as set forth in this Section 4.3. If the sum (the "combined amount") of the lump sum amount under Section 4.2 and all other payments or benefits which the Executive has received or has the right to receive from the Corporation which are defined in ss.280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), would constitute a "parachute payment" (as defined in ss.280G(b)(2) of the Code), the combined amount shall, unless the following sentence applies, be decreased by the smallest amount that will eliminate any parachute payment. If the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount shall not be decreased, but rather shall be increased by an amount sufficient to provide the Executive, after tax, a net amount equal to the Code ss.4999 excise tax imposed on such combined amount, as increased pursuant to this section. For this purpose, "after tax" means the amount retained by the Executive after satisfaction (whether through withholding, direct payment or otherwise) of all applicable federal, state, provincial and local income taxes at the highest marginal tax rate, and the employee share of any applicable FICA taxes. If at a time subsequent to any payment under Section 4.2, an additional amount of Code ss.4999 excise tax is definitively determined to be due by either the Internal Revenue Service or a court of competent jurisdiction, the Corporation shall pay to the Executive an additional amount which, net of Federal, state, provincial and local income, FICA and Code ss.4999 excise taxes, will satisfy such additional Code ss.4999 excise tax, including applicable interest and penalties. The parties acknowledge that the intention of the preceding three sentences is to place the Executive in the position in which the Executive would be if the Code ss.4999 excise tax did not exist.

                         4.4. If, following a change in control, as defined in
Section 2 above, the Executive's employment is terminated in accordance with
Section 3 above, the Corporation shall also pay to the Executive an amount equal to all reasonable legal fees and expenses incurred by the Executive as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit under this Agreement or incurred by the Executive in seeking advice with respect to the matters set forth in Section 3.4 or Section 4 of this Agreement.

                         4.5. The Corporation shall credit the Executive with
three years of benefit and credited service in addition to the total number of years of benefit and credited service the Executive has accrued under the



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Retirement Plan, as supplemented by the Supplemental Plan. In the event the
Executive, after credit for the additional three years, has a total of less than five years of credited service, said Executive nonetheless shall be treated as if fully vested under the Retirement Plan and the Supplemental Plan, but with benefits computed solely on the basis of such total benefit service. The total amount of pension enhancement described in this Section 4.5 shall be reduced to present value in accordance with assumptions consistent with those used by the Corporation under the terms of such plans prior to the change of control, or, if more favorable to the Executive, prior to the termination of the Executive's employment, based on age of the Executive at the date entitlement to benefits under this Section 4 arises and then shall be paid to the Executive in a lump sum on or before the fifth (5th) day following such date. The obligations imposed by this Section 4.5 are contractual in nature only, running between the Corporation and the Executive, and in no way shall be construed as new obligations under or an amendment or attempted amendment of the Retirement Plan.

                         4.6. The Corporation shall maintain in full force and
effect, for the continued benefit of the Executive until the earlier of (i) three (3) years after the Date of Termination or (ii) the Executive's commencement of full-time employment with a new employer, all employee welfare plans and programs, including, but not limited to, life insurance, executive death benefit, medical, health and accident, and disability plans or programs (but excluding the Retirement Plan, the Supplemental Plan and the USG Corporation Investment Plan) in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs and subject to periodic changes in such benefits as are applicable generally to all participants in such plans and programs. In connection with the USG Corporation Executive Medical Expense Plan, the Corporation will use its reasonable best efforts to permit the Executive to continue to participate, at the Corporation's expense, and on a basis that is tax-free to the Executive, in such Plan. In the event that, with respect to any of the benefits referred to in this Section 4.6, the Corporation is unable to provide the continuation of one or more of such the benefits described herein, the Corporation shall provide benefits comparable to those which the Executive would otherwise be entitled to receive under such plans and programs to the Executive at the Corporation's expense. Except as provided in Section 4.3 above, the Executive is responsible for any personal income taxes that might arise as a result of the Executive's benefits under this Section. Notwithstanding the continuation of welfare plans and programs hereunder, no service credit shall be given for the period of such continuation.



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                         4.7. Within five (5) business days of a change of
control, the Corporation shall establish a so-called "Rabbi Trust," the assets of which shall be subject to the claims of the Corporation's creditors in the event of the Corporation's insolvency. Said "Rabbi Trust" is intended to provide a source of payment for benefits payable under this Agreement. Immediately after the Rabbi Trust is established, the Corporation shall be obligated to deposit with the trustee under such Rabbi Trust, an amount the proper officers of the Corporation reasonably estimate could potentially be payable under this Agreement. Funds in the Rabbi Trust shall be audited annually by external auditors to ensure sufficiency of funding levels. Notwithstanding the foregoing, if the assets in the Rabbi Trust are in fact insufficient to provide for all benefits payable under this Agreement, such insufficiency shall be paid directly by the Corporation from its general assets.

                  Any sum due pursuant to this Section 4 and not paid by such time shall accrue for the benefit of Executive with interest at the prime rate as then in effect at The Northern Trust Bank (or successor thereto).

                  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                  5. TERM OF AGREEMENT. Except as provided in the immediately succeeding sentence, this Agreement shall have an original term expiring at the close of business on December 31, 2000, and shall thereafter be automatically extended for successive two-year terms expiring at the close of business on the second December 31st following the commencement of each such extended term unless the Corporation has notified the Executive of its election not to extend the term of this Agreement not less than 120 days before the expiration of the then current term, in which case this Agreement shall terminate at the expiration of the then current term. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not terminate in the event that a change in control of the Corporation, as defined in Section 2 above, shall have occurred.





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                  6.  SUCCESSORS; BINDING AGREEMENT.  (i) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated employment for good reason, except that for purposes of implementing the foregoing and subject to the provisions of Section 3.6 above, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder to the Executive if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

                  7. NOTICES. Any and all notices which may be given hereunder by either party to the other shall be sufficient if in writing and sent by registered mail to the respective party at its or their last known address.

                  8. MODIFICATIONS AND WAIVERS; ENTIRE AGREEMENT. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject



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matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Corporation, it being understood that any rights, duties, or obligations of the Executive under this Agreement shall be assertable or operative in the alternative and not in addition to any rights, duties, or obligations of the Executive under any employment agreement now in effect or subsequently entered into by and between the Corporation and the Executive. Notwithstanding any of the foregoing, this Agreement supersedes and replaces and by its own force terminates any prior termination compensation agreement between the parties.

                  9. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware.

                  10. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All reasonable expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Corporation.

                                   * * * * *




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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                              USG CORPORATION:


                                              By:
                                                 ------------------------------
                                                       Brian J. Cook
                                                       Vice President,
                                                       Human Resources

ATTEST:

-----------------------------
Dean H. Goossen
Corporate Secretary

                                              EXECUTIVE:

                                              ---------------------------------
                                              Name:

WITNESS:

-----------------------------
Name:
















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